AMENDMENT NO. 1 to the
MONEY MANAGER AGREEMENT

THIS AMENDMENT No. 1 is entered into as of December 10, 2012, between Brookfield Investment Management Inc. (the “Manager”) and TIFF Investment Program, Inc. for its TIFF Multi-Asset Fund (the “Fund”).

RECITALS

WHEREAS, the Manager and the Fund are parties to that certain Money Manager Agreement dated as of October 1, 2009 (the “Agreement”) pursuant to which the Manager serves as investment adviser to the Fund; and

WHEREAS, pursuant to Section 12 of the Agreement, the parties hereto desire to (i) amend and restate Exhibit A to the Agreement to update the fee schedule and (ii) delete Exhibit B to the Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.           Amendment.

(a)	Section 3(a)(iii) to the Agreement is hereby amended by deleting the words “(appended to this Agreement as Exhibit B)” therefrom.
(b)	Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the Amended and Restated Exhibit A attached hereto.
(c)           Exhibit B to the Agreement is hereby deleted in its entirety.

2.           Miscellaneous.

(a)	This Amendment shall be effective as of January 1, 2013.
(b)	Except as amended hereby, the Agreement shall remain in full force and effect.
(c)	All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
(d)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(e)
This Amendment shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

On behalf of Fund by the TIFF INVESTMENT PROGRAM, INC. By: /s/ Kelly A. Lundstrom Name: Kelly A. Lundstrom Title: Vice President	On behalf of Brookfield Investment Management Inc. By: /s/ Kim G. Redding Name: Kim G. Redding Title: CEO

Amended and Restated
Exhibit A

to the
Money Manager Agreement (the “Agreement”)
Dated as of October 1, 2009

between
Brookfield Investment Management Inc. (the “Manager”) and
TIFF Investment Program, Inc. for its TIFF Multi-Asset Fund (the “Fund”)

Fee Calculation

Compensation

As compensation for the services performed and the facilities and personnel provided by the Manager for the Fund pursuant to the Agreement, the Fund will pay to the Manager a fee according to the following formula:

100 bps + 0.20 x (Excess Return – 250 bps); floor = 50 bps, cap = 250 bps

Fee Schedule

The Manager will earn a fee equal to 1/12 of the formula set forth in “Compensation” above based on (i) the previous 12 calendar months’ (starting on the first day and ending on the last day in such 12-month period) Excess Return times (ii) the average daily net assets for the previous 12 months (such average to be calculated with respect to the 12-month period that begins 1 day prior to the first day, and ends 1 day prior to the last day, of the 12-month period described in clause (i)).

A transitional period shall commence on the Effective Date and shall end on the last day of the calendar month that is 12 full months after the Effective Date (the “Transitional Period”).  During the Transitional Period, the Excess Return shall be calculated by comparing the actual return of the Managed Assets against that of the FTSE EPRA/NAREIT Developed Index for each month in the rolling 12-month measurement period beginning on or after the Effective Date and against that of the MSCI US REIT Index for each month in the rolling 12-month measurement period prior to the Effective Date.  Following the Transitional Period, the FTSE EPRA/NAREIT Developed Index shall be the benchmark used for all rolling 12-month measurement periods.

Certain Defined Terms

“Benchmark” shall mean the FTSE EPRA/NAREIT Developed Index as of the Effective Date and, for all periods prior to the Effective Date, shall mean the MSCI US REIT Index.

“Effective Date” shall mean January 1, 2013.

“Excess Return” shall mean the amount by which the actual return of the Managed Assets exceeds the total return of the Benchmark.

“Managed Assets” shall mean the portion of the Fund’s assets allocated to the Manager.

All capitalized terms used but not defined in this Exhibit A shall have the meanings ascribed to them in the Agreement.

Early Termination

If the Manager ceases to render services hereunder at any time, the Manager shall be entitled to a fee for services rendered hereunder for the period for which it has not yet received compensation equal to 50 bps (if termination is by the Manager) or 75 bps (if termination is by the Fund) based on the average daily Managed Assets for the period, on or about the tenth day of the month following the month in which the Manager ceased to render services.